August 6, 2008
Media Contact:  Cynthia Messina, Las Vegas, NV (702) 876-7132
Shareholder Contact:  Ken Kenny, Las Vegas, NV (702) 876-7237
For Immediate Release

SOUTHWEST GAS CORPORATION
REPORTS SECOND QUARTER 2008 RESULTS

Las Vegas, Nev. – Southwest Gas Corporation (SWX – NYSE) recorded a net loss of $0.06 per basic share for the second quarter of 2008, compared to a loss of $0.01 per basic share recorded during the second quarter of 2007.  Consolidated net loss was $2.7 million, compared to a loss of $337,000 in the prior-year quarter.  Due to the seasonal nature of the business, net losses during the second and third quarters are normal and not generally indicative of earnings for a complete twelve-month period.

According to Jeffrey W. Shaw, Chief Executive Officer, “Given the current, challenging economic environment, we were encouraged with the overall operating results for the quarter.  However, both our gas operations and construction services segments were negatively impacted by the new construction market slowdown.  In addition, the quarterly net loss reflected negative returns on long-term investments related to stock market declines.  Looking ahead, we believe we are poised for improvement when currently vacant homes become occupied (and customers begin taking service) and as market returns recover.”  Shaw also noted that, “rate case hearings concluded during the quarter in the Company’s Arizona general rate case application, and hearings are scheduled later this summer in our California general rate case.  We remain cautiously

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optimistic that fair outcomes will be achieved before the winter heating season in Arizona, and by year-end in California.”

For the twelve months ended June 30, 2008, consolidated net income was $80.2 million, or $1.87 per basic share, compared to $85.4 million, or $2.05 per basic share, during the twelve-month period ended June 30, 2007.

Natural Gas Operations Segment Results
Second Quarter
Operating margin, defined as operating revenues less the cost of gas sold, increased approximately $2.6 million, or two percent, in the second quarter of 2008 compared to the second quarter of 2007.  Customer growth contributed $2 million toward the operating margin increase as the Company added 19,000 customers during the last twelve months, an increase of one percent.  Weather changes between periods accounted for the remaining increase.

Operating expenses for the quarter increased $2.4 million, or two percent, compared to the second quarter of 2007 primarily due to general cost increases, higher uncollectible expenses, and incremental operating costs associated with serving additional customers.  Labor efficiencies, resulting primarily from the conversion to electronic meter reading, mitigated the increase in operating expenses.  Other income, which principally includes interest income, long-term investment returns, and non-utility expenses, decreased $4.3 million between periods.  This was primarily due to negative

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returns on long-term investments in the current quarter versus positive returns in the prior year’s quarter.  Net financing costs were relatively flat between periods.

Twelve Months to Date
Operating margin increased $17 million, or two percent, between periods.  Rate changes accounted for $9 million of the increase and customer growth contributed $8 million.  Warmer-than-normal temperatures were experienced during both twelve-month periods (each with estimated negative impacts to operating margin of approximately $7 million), resulting in no incremental impact between the periods.

Operating expenses increased $6.3 million, or one percent, between periods primarily due to general increases in labor and maintenance costs, higher uncollectible expenses, and incremental operating costs associated with serving additional customers, partially offset by labor efficiencies resulting primarily from the electronic meter reading conversion.

Other income decreased $12.5 million between periods primarily due to negative returns on long-term investments in the current twelve-month period (versus favorable returns in the prior-year period) and lower interest income due to the full recovery of previously deferred purchased gas cost receivables. The prior-year period also included non-recurring gains on dispositions of miscellaneous properties.  Net financing costs between periods increased $1.4 million, or two percent, primarily due to interest expense associated with higher deferred PGA balance payables and higher rates on variable-rate debt.

Southwest Gas Corporation provides natural gas service to 1,819,000 customers in Arizona, Nevada, and California.

This press release may contain statements which constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (Reform Act).  All such forward-looking statements are intended to be subject to the safe harbor protection provided by the Reform Act.  A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements.  These factors include, but are not limited to, the impact of weather variations on customer usage, customer growth rates, conditions in the housing market, the effects of regulation/deregulation, the timing and amount of rate relief, and changes in rate design.

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SOUTHWEST GAS CONSOLIDATED EARNINGS DIGEST
(In thousands, except per share amounts)

QUARTER ENDED JUNE 30,	2008	2007

Consolidated Operating Revenues	$447,304	$426,537

Net Loss	$2,725	$337

Average Number of Common Shares Outstanding	43,324	42,226

Basic Loss Per Share	$0.06	$0.01

SIX MONTHS ENDED JUNE 30,	2008	2007

Consolidated Operating Revenues	$1,260,911	$1,220,253

Net Income	$46,427	$49,427

Average Number of Common Shares Outstanding	43,168	42,103

Basic Earnings Per Share	$1.08	$1.17

Diluted Earnings Per Share	$1.07	$1.16

TWELVE MONTHS ENDED JUNE 30,	2008	2007

Consolidated Operating Revenues	$2,192,746	$2,137,168

Net Income	$80,246	$85,398

Average Number of Common Shares Outstanding	42,865	41,691

Basic Earnings Per Share	$1.87	$2.05

Diluted Earnings Per Share	$1.86	$2.03

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SOUTHWEST GAS CORPORATION
SUMMARY UNAUDITED OPERATING RESULTS
(In thousands, except per share amounts)

	THREE MONTHS ENDED		SIX MONTHS ENDED		TWELVE MONTHS ENDED
	JUNE 30,		JUNE 30,		JUNE 30,
	2008	2007	2008	2007	2008	2007

Results of Consolidated Operations
Contribution to net income (loss) - gas operations	$(4,907)	$(2,855)	$44,426	$45,773	$71,147	$75,160
Contribution to net income - construction services	2,182	2,518	2,001	3,654	9,099	10,238
Net income (loss)	$(2,725)	$(337)	$46,427	$49,427	$80,246	$85,398

Earnings (loss) per share - gas operations	$(0.11)	$(0.07)	$1.03	$1.09	$1.66	$1.80
Earnings per share - construction services	0.05	0.06	0.05	0.08	0.21	0.25
Basic earnings (loss) per share	$(0.06)	$(0.01)	$1.08	$1.17	$1.87	$2.05
Diluted earnings (loss) per share	$(0.06)	$(0.01)	$1.07	$1.16	$1.86	$2.03

Average outstanding common shares	43,324	42,226	43,168	42,103	42,865	41,691
Average shares outstanding (assuming dilution)	-	-	43,466	42,516	43,186	42,126

Results of Natural Gas Operations
Gas operating revenues	$353,003	$344,233	$1,094,303	$1,071,248	$1,837,821	$1,836,332
Net cost of gas sold	204,580	198,417	705,279	692,628	1,098,845	1,114,296
Operating margin	148,423	145,816	389,024	378,620	738,976	722,036
Operations and maintenance expense	83,603	83,090	168,809	167,625	332,392	333,158
Depreciation and amortization	41,297	39,076	81,942	77,606	161,426	152,144
Taxes other than income taxes	9,616	9,938	19,810	20,405	36,958	39,162
Operating income	13,907	13,712	118,463	112,984	208,200	197,572
Other income (expense)	(636)	3,648	(2,162)	5,024	(2,336)	10,192
Net interest deductions	20,938	21,315	42,290	42,463	86,263	84,823
Net interest deductions on subordinated debentures	1,932	1,932	3,864	3,863	7,728	7,725
Income (loss) before income taxes	(9,599)	(5,887)	70,147	71,682	111,873	115,216
Income tax expense (benefit)	(4,692)	(3,032)	25,721	25,909	40,726	40,056
Contribution to net income (loss) - gas operations	$(4,907)	$(2,855)	$44,426	$45,773	$71,147	$75,160

SOUTHWEST GAS CORPORATION
SELECTED STATISTICAL DATA
JUNE 30, 2008

FINANCIAL STATISTICS
Market value to book value per share at quarter end	125%
Twelve months to date return on equity -- total company	8.1%
-- gas segment	7.6%
Common stock dividend yield at quarter end	3.0%

GAS OPERATIONS SEGMENT
			Authorized
	Authorized	Authorized	Return on
	Rate Base	Rate of	Common
Rate Jurisdiction	(In thousands)	Return	Equity
Arizona	$922,721	8.40%	9.50%
Southern Nevada	574,285	7.64	10.50
Northern Nevada	110,309	8.56	10.50
Southern California	102,703	8.74	10.38
Northern California	45,487	8.74	10.38
Paiute Pipeline Company (1)	82,853	9.44	11.80

(1) Estimated amounts based on rate case settlements.

SYSTEM THROUGHPUT BY CUSTOMER CLASS
	SIX MONTHS ENDED		TWELVE MONTHS ENDED
	JUNE 30,		JUNE 30,
(In dekatherms)	2008	2007	2008	2007
Residential	49,527,119	47,230,392	72,103,049	71,106,776
Small commercial	19,450,739	18,619,628	31,897,674	31,420,924
Large commercial	7,012,801	6,925,266	12,843,607	12,966,442
Industrial / Other	4,985,400	5,508,314	9,829,586	13,613,692
Transportation	55,363,664	54,532,239	113,673,633	117,886,894
Total system throughput	136,339,723	132,815,839	240,347,549	246,994,728

HEATING DEGREE DAY COMPARISON
Actual	1,427	1,338	1,937	1,868
Ten-year average	1,341	1,369	1,906	1,948

Heating degree days for prior periods have been recalculated using the current period customer mix.